UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 9, 2013

GEORGIA-CAROLINA BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-22981	58-2326075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 Wheeler Road, Augusta, Georgia	30909
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(706) 731-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) (1) On June 25, 2013, the Board of Directors (the “Board”) of First Bank of Georgia (the “Bank”) approved the purchase by the Bank of additional Bank Owned Life Insurance (BOLI) for Remer Y. Brinson, III, President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. (the “Company”) and the Bank, and Thomas J. Flournoy, Senior Vice President and Chief Financial Officer of the Company and the Bank, each with an initial premium of $268,481 and a pre-retirement split dollar benefit of $108,000 of the net amount at risk to the insured’s estate if he dies prior to retirement age and while still employed at the Bank. The Bank purchased the BOLI on September 9, 2013.

The plan is an endorsement split dollar arrangement under the “Economic Benefit Regime” of the Split Dollar regulations released in September 2003. The Company is the “Owner” of the life insurance contracts, and the Insured are the “Non-owners” to use the language of the regulations. The Non-owners have no rights in the contracts except the right to name a beneficiary for a portion of the death proceeds. This approach is designed to prevent the Non-owners from incurring additional taxation for other economic benefits. This plan is intended to be an employee welfare benefit plan (as defined in ERISA section 3(1) which is intended to provide death benefits solely to a select group of management or highly compensated employees within the meaning of DOL Reg. (29 C.F.R.) section 2520.104-24.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA-CAROLINA BANCSHARES, INC.

Dated: September 12, 2013                                                  By: /s/ Remer Y. Brinson III

 Remer Y. Brinson III

 President and Chief Executive Officer

Dated: September 12, 2013                                                   By: /s/ Thomas J. Flournoy

 Thomas J. Flournoy

  Senior Vice President and Chief Financial Officer